China Health Holding Announces Acquisition of Henan Furen
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Huaiqingtang Pharmaceuticals Co. Ltd., PR CHINA
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BEIJING June 27, 2006 (Business Wire)

BEIJING -- China Health Holding(OTC Bulletin Board: CHHH), a developer, marketer and manufacturer of natural herbal supplement products based on traditional Chinese medicine, Julianna Lu, the President/CEO, announced today that the Company entered into a Letter of Intent with Furen Pharmaceuticals Group Co., Ltd, PR China for the proposed acquisition by the Company of 51% or more of Henan Furen Huaiqingtang Pharmaceuticals Co. Ltd., PR China, the wholly owned subsidiary of Furen Pharmaceuticals Group Co., Ltd. Pursuant to the letter of intent, the parties have expressed their intent and support for the cooperation and accomplishment of the acquisition of Henan Furen Huaiqingtang Pharmaceuticals Co. Ltd. by the Company. Further, Furen Pharmaceuticals Group Co., Ltd has agreed to offer the Company with first refusal rights and legal exclusive rights for the acquisition of 51% or more of Henan Furen Huaiqingtang Pharmaceuticals Co. Ltd. in the next nine months from the date of the signed Letter of Intent. The completion of the acquisition is subject to the negotiation and execution of a definitive acquisition agreement, as well as the completion of full legal and financial due diligence, including the determination of the valuation of Henan Furen Huaiqingtang Pharmaceuticals Co. Ltd. and the delivery of audited financial statements of Henan Furen Huaiqingtang Pharmaceuticals Co. Ltd.

The Company believes the acquisition of Henan Furen Huaiqingtang Pharmaceuticals Co. Ltd.will enable the Company to vertically integrate its operations from manufacturing and developing and marketing Chinese herbal based medicinal products, to full distribution and marketing across P. R. China. Management belives that the acquisition, if and when completed will contribute to the growth of the Company's revenues and earnings. The acquisition contemplated by the Letter of Intent with Furen Pharmaceuticals Group Co., Ltd. is part of the Company's comprehensive growth strategy. The Company believes that its strategy of pursuing the strategic combination of assets and net income and unique enhanced pharmaceutical technologies will accrete value to the Company and its shareholders. The Company also believes that its acquisition growth strategy will assist the Company in securing a strong future and powerful position in the global and China medical and pharmaceutical industry.


About China Health Holding, Inc. (Updated)
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China Health  Holding,  Inc.,  with  knowledge of and  expertise in the field of
Traditional Chinese Medicine, develops, manufactures, and commercializes natural herbal medicinal products and a comprehensive line of natural multi-vitamins and mineral food supplements. The company's medicinal philosophy includes elements of traditional Taoist teachings and medical research related to the "King of Herbs" and significant herbal plants and minerals.

China Health  Holding's  immediate  goal is the  profitable  penetration  of the growing global market for natural herbal medicinal remedies and health enhancement products. The Company's long-term plans include the development of pharmaceutical drug pipeline and technologies based on the Company's access to the knowledge of Traditional Chinese Medicine and PR China Pharmaceutical
Industry. The Company's comprehensive plan is to seek potential merger and acquisition candidates of pharmaceutical companies in PR china and worldwide in securing a strong future and powerful position in the global and PR China pharmaceutical industry

The company is structured as a holding company with two wholly owned subsidiaries:

- China Health World Pharmaceutical Corporation - we plan to conduct our biopharmaceutical operations through China Health World Pharmaceutical Corporation, including the development, manufacturing and commercialization of natural medications for epidemic diseases and conditions related to mellitus, cardiovascular and cerebral-vascular system dysfunctions, and neurological disorders.
- China Health World Trade Corporation will support the Company in the areas of worldwide branding, multimedia marketing and multi-channel distribution to global customers and markets.

Recent Developments

China Health Holding recently entered into Acquisition Letters of Intent to acquire 51% or more of four pharmaceutical companies in PR China:

-      Shaanxi Wanan Pharmaceutical Co. Ltd.,
-      Henan Tiankang Pharmaceuticals Co. Ltd., and
-      Henan Furen Huaiqingtang Pharmaceuticals Co. Ltd.
-      Shannxi Meichen Pharmaceutical Co. Ltd.

The company also recently signed a Letter of Intent with WangJing Hospital and the WangJing Hospital of China Academy of Chinese Medical Sciences, PR China, in order to develop the China International University of Traditional Chinese Medicine and the University Hospital for Traditional Chinese Medical Sciences. Please visit www.chinahealthholding.com for the company's profile.

Safe Harbor

To the extent that statements in the press releases are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives,future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, All forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the Company's industry and general economy; competitive factors; ability to attract and retain personnel; the price of the Company's stock; and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-KSB; its quarterly reports on Forms 10-QSB; and any reports on Form 8-K. In addition, the company disclaims any obligation to update or correct any forward-looking statements in all the Company's press releases to reflect events or circumstances after the date hereof.

Contact:
China Health Holding, Inc. (USA and BeiJing, PR China)

Julianna Lu, The President/CEO
Tel:   1-778-893-8909; Fax: 1 -604-601-2078
www.chinahealthholding.com
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info@chinahealthholding.com
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Corporate Development and Communication
Vice President:
Mr. Yu, XiaoFei
Tel:  1-604-608-6788  Fax: 1-604-601-2078
general@chinahealthholding.com
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